EXHIBIT (a)(10)




                                      December 18, 1996


Board of Directors
Conrail Inc.
2000 Market Street
Philadelphia, PA 19101-1422

Gentlemen and Mesdames:

We understand that Conrail Inc. (the "Company"), CSX Corporation ("CSX") and Green Acquisition Corp., a wholly- owned subsidiary of CSX ("Acquisition Sub"), have entered into an Agreement and Plan of Merger, dated as of October 14, 1996 as amended as of November 5, 1996, and as further amended as of December 18, 1996 (collectively, the "Merger Agreement"). Pursuant to the Merger Agreement, on November 21, 1996, Acquisition Sub accepted for payment pursuant to an offer to purchase (the "First Offer") 19.9% of the issued and outstanding shares of common stock, par value $1 per share (the "Company Common Stock"), and Series A ESOP Convertible Junior Preferred Stock (together with the Company Common Stock, the "Shares") of the Company, for $110.00 per share net to the seller in cash (the "Offer Consideration"). The terms of the Merger Agreement provided, among other things, that: (i) if certain conditions are satisfied, Acquisition Sub will accept for payment pursuant to an offer to purchase (the "Second Offer" and, together with the First Offer, the "Offer") additional Shares such that the Shares purchased in the First Offer and the Second Offer will total a number of Shares (the "Designated Number") equal to 40% of the fully-diluted Shares, excluding the Option Shares referred to below (the "Diluted Shares"); and (ii) upon the receipt of certain shareholder approvals and satisfaction of other conditions thereto, pursuant to the First Merger and the Second Merger (each as defined in the Merger Agreement and collectively referred to herein as the "Merger," and the "Merger" together with the Offer, the "Transaction"), the surviving corporation will become a wholly-owned subsidiary of CSX and each outstanding share of the Company Common Stock, other than shares held in treasury or held by CSX or its subsidiaries, will be converted into the right to receive (x) 1.85619 shares of common stock, par value $1.00 per share (the "CSX Common Stock"), of CSX (the "Stock Consideration" and, together with the Offer Consideration,


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the "Merger Consideration," and the Merger Consideration, together with the Offer Consideration, the "Consideration"); and (y) convertible preferred stock of CSX ("Additional Securities") having a fully-distributed trading value equal to $16 per Share to be determined in acordance with the terms of the Merger Agreement; provided that if less than the Designated Number of Shares are purchased pursuant to the Offer, the Consideration will be adjusted so that when taken together with the Offer, 60% of the Fully Diluted Shares will each have been converted into the right to receive the Merger Consideration, and 40% of the Fully Diluted Shares will have received or been converted into the right to receive an amount of cash equal to the Offer Consideration. The terms and conditions of the Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of Shares pursuant to the Offer and the Merger, taken together, is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly-available financial statements and other information of the Company and CSX, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and CSX prepared by the managements of the Company and CSX, respectively;

   (iii) reviewed certain financial projections for CSX prepared by the management of CSX;

    (iv) reviewed certain financial projections, including estimates of certain potential benefits of the proposed business combination, prepared by the management of the Company;

    (v) discussed, on a limited basis, the past and current operations and financial condition and the prospects of the Company and CSX with senior executives of the Company and CSX, respectively;

   (vi) reviewed the reported prices and trading activity for the Company Common Stock and the CSX Common
           Stock;


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  (vii)    compared the financial performance of the Company
           and CSX and the prices and trading activity of the Company Common Stock and the CSX Common Stock with that of certain other comparable, publicly-traded companies and their securities;

 (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (ix) participated in discussions among representatives of the Company, CSX and their financial and legal advisors;

   (x) reviewed the Merger Agreement and certain related documents; and

  (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including estimates of certain potential benefits of the proposed business combination, we have assumed that they have been reasonably prepared on bases reflecting the best currently- available estimates and judgment of the future financial performance of the Company and CSX, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or CSX, nor have we been furnished with any such appraisals. In arriving at our opinion, we have assumed (i) that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) that obtaining all the necessary regulatory and governmental approvals for the Merger will not have an adverse effect on the Company, CSX or on the trading value of the CSX Common Stock or the Additional Securities. We have assumed that the Offer and the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any waiver of any material terms or conditions by any party thereto. Our opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to us as of, the date thereof. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party


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with respect to the acquisition of the Company or any of its assets.

We have been engaged to provide this opinion to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and CSX and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Offer and the Merger. In addition, we express no opinion and make no recommendation as to whether the holders of the Company Common Stock should tender such shares pursuant to the Offer or vote at the stockholders' meeting held in connection with the Merger. As you know, on October 24, 1996, Norfolk Southern Corporation commenced a tender offer (the "NSC Offer") for all of the outstanding Shares at a price per Share of $100 net in cash, which per Share price was increased to $110 on November 8, 1996. Counsel to the Company has advised the Company's Board of Directors that the fact that the NSC Offer is subject to, among other conditions, the termination of the Merger Agreement, and that the Company is currently contractually prohibited from terminating the Merger Agreement pursuant to Section 4.2(b) thereof creates significant legal uncertainty relating to the consummation of the NSC Offer, Counsel to the Company has advised the Company's Board of Directors that, under Pennsylvania law, in considering a proposed business combination, the Company's Board of Directors is empowered to take into account the long-term interests of the Company and all of its constituencies, not solely the highest price for the Company's Shares. Accordingly, at your request, in rendering our opinion, we did not address the relative merits of the Transaction, including said
Section 4.2(b), the NSC Offer and any alternative potential transaction.

Based on the foregoing, we are of the opinion on the date thereof that the Consideration to be received by the holders of Shares pursuant to the Offer and the Merger, taken together, is fair from a financial point of view to such


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holders (other than CSX, Acquisition Sub or any other subsidiary of
CSX).


                                          Very truly yours,

                                          MORGAN STANLEY & CO.,
                                          INCORPORATED,

                                          By:
                                             /s/ MAHMOUD A. MAMDANI
                                             ---------------------------
                                              Mahmoud A. Mamdani
                                              Managing Director